Exhibit 99.1

CONTACTS:

MEDIA:

Jeff Macdonald

Acorda Therapeutics

(914) 347-4300 ext. 232

jmacdonald@acorda.com

INVESTOR RELATIONS:

Molly Newton

Acorda Therapeutics

(914) 347-4300 ext. 203

mnewton@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Successful Thorough QT Study of Fampridine-SR

- Fampridine-SR Not Associated with QT Changes -

- Company to Host Conference Call at 8:30 am Eastern Time Today -

HAWTHORNE, N.Y., January 28, 2008 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced results from a thorough QT study of Fampridine-SR. This study evaluated the potential to cause an increase in the electrocardiographic QT interval. Fampridine-SR, at both therapeutic and supratherapeutic doses, was found to be no different than placebo. The U.S. Food and Drug Administration requires thorough QT studies for all new drugs seeking regulatory approval, as increases in the QT interval (corrected for changes in heart rate, or QTc) may signify an increased risk of developing malignant cardiac arrhythmias.

This double-blind trial compared the electrocardiographic effects of Fampridine-SR, given at a therapeutic (10 mg twice daily) and supratherapeutic dose (30 mg twice daily), to placebo and moxifloxacin in 208 healthy subjects. Moxifloxacin is a positive control known to increase the QT interval.

The placebo-corrected QTc mean change from baseline (using the individual correction method for heart rate, or QTci) for the therapeutic and supratherapeutic doses of Fampridine-SR were 0 and 1 milliseconds, respectively. Moxifloxacin demonstrated QT prolongation consistent with previous clinical experience. In addition to no changes in the mean QTci interval, none of the subjects in the Fampridine-SR cohort showed increases in the QTci of greater than 30 milliseconds, nor did any of the Fampridine-SR subjects display a QTci interval that exceeded 480 milliseconds at any time.

Ron Cohen, Acorda’s President and Chief Executive Officer, commented, “We are delighted with the results of this QT study, and are looking forward to completing our second Phase 3 trial of Fampridine-SR in multiple sclerosis patients in the second quarter of this year.”

The company will host a conference call Monday, January 28, 2008 at 8:30 a.m. Eastern Time. To participate, please dial 866-800-8652 (domestic) or 617-614-2705 (international) and reference the access code 87165145. A replay of the call will be available from 11:00 a.m. Eastern Time on January 28, 2008 until February 28, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 18388394. The archived teleconference will be available for 30 days in the Investor Relations section of the Acorda website at http://www.acorda.com.

About Fampridine-SR

Fampridine-SR is a sustained-release tablet formulation of the investigational drug fampridine (4-aminopyridine or 4-AP). Laboratory studies have shown that fampridine can improve the communication between damaged nerves, which may result in increased neurological function. Fampridine-SR is currently being studied in a Phase 3 clinical trial to evaluate its safety and efficacy in improving walking ability in people with multiple sclerosis (MS).

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for spinal cord injury, multiple sclerosis and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. Acorda’s lead clinical product, Fampridine-SR, is in a Phase 3 clinical trial to evaluate its safety and efficacy in improving walking ability in people with MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, failure to protect its intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from its preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.